EXECUTION VERSION

TRANSPORTATION SERVICES AGREEMENT
(Malaga)
This Transportation Services Agreement (this “Agreement”) is dated as of July 16, 2013, to be effective as of the Effective Time, by and between HollyFrontier Refining & Marketing LLC (“HFRM”) and Holly Energy Partners-Operating, L.P. (“HEP Operating”). Each of HFRM and HEP Operating are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:
WHEREAS, HEP Operating desires to undertake certain construction projects, as more specifically set forth in Section 2 below, related to (i) that certain 8” crude oil pipeline extending approximately 50 miles from the Whites City Station to the HEP Operating Artesia Station (including an approximately 1 mile newly constructed connecting pipeline), that certain 6” crude oil pipeline extending approximately 6 miles from the Devon Parkway field to the Millman Station and the HEP Operating Artesia Station, and related lease connection pipelines, storage facilities and truck off-loading facility (the “Whites City to Artesia Station System”) and (ii) that certain 6” crude oil pipeline extending approximately 4 miles from the Beeson Station to the Anderson Ranch Pipeline, that certain crude oil pipeline extending approximately from the Devon Hackberry field to Beeson to the Plains Pipeline (as defined below) and related lease connection pipelines and storage facilities (the “Beeson to Plains Pipeline System” and together with the Whites City to Artesia Station System, collectively, the “Pipeline System”), all as depicted on Exhibit A hereto, and with the volume capacities as set forth on Exhibit A hereto; and
WHEREAS, in connection with the construction of the Pipeline System, HFRM and HEP Operating desire to enter into this Agreement to, among other things, set forth the terms and conditions under which HEP Operating will provide certain transportation services for HFRM on the Pipeline System.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
Section 1.Definitions
Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Appendix A.
Section 2.    Construction of the Pipeline System and Related Assets.
In consideration of and in reliance upon HFRM’s execution and delivery of this Agreement, including the Minimum Pipeline Revenue Commitment, HEP Operating agrees to use commercially reasonable efforts to (i) complete the construction projects set forth on Exhibit B and (ii) build the 25 lease connections listed on Exhibit C (the “Devon Lease Connections” and, together with the construction projects set forth on Exhibit B, the “Construction Projects”). Without limiting the foregoing, beginning on February 1, 2014, HEP Operating will pay for 50% of HFRM’s incremental

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cost of trucking Devon’s lease barrels that are not able to be shipped on the Pipeline System through the applicable Devon Lease Connection contemplated for such shipment on or after that date as a result of the Construction Projects not being fully complete, up to $5,000 per day up to a maximum of $250,000, to be paid to HFRM no later than March 31, 2014. With respect to Items 4 and 5 listed on Exhibit B, HFRM shall reimburse HEP Operating 100% of the actual costs and expenses of those Construction Projects. HEP Operating shall bear the costs of constructing all of the other Construction Projects listed on Exhibit B and Exhibit C, other than Items 4 and 5 on Exhibit B.
Section 3.    Agreement to Use Services Relating to Pipelines.
The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to HEP Operating to be paid by HFRM, and requires HEP Operating to provide certain Crude Oil transportation services to HFRM. The principal objective of HEP Operating is for HFRM to meet or exceed its obligations with respect to the Minimum Pipeline Revenue Commitment. The principal objective of HFRM is for HEP Operating to provide services to HFRM in a manner that enables HFRM to transport Crude Oil on the Pipeline System.
(a)    Minimum Pipeline Revenue Commitment. During the Term, following the Commencement Date, and subject to the terms and conditions of this Agreement, HFRM agrees as follows:
(i)    Capacity and Revenue Commitment. Subject to Section 5, HFRM shall pay HEP Operating transportation service tariffs for use of the Pipeline System that result in the payment of an amount that will satisfy the Minimum Pipeline Revenue Commitment in exchange for HEP Operating providing HFRM a minimum aggregate capacity in the Pipeline System equal to the Minimum Capacity Commitment. The “Minimum Pipeline Revenue Commitment” shall be an amount of revenue to HEP Operating for each Contract Quarter determined by multiplying the Minimum Pipeline Throughput for such Contract Quarter, as such Minimum Pipeline Throughput may be revised pursuant to Section 3(a)(iv)(D), by the Pipeline Base Tariff in effect for such Contract Quarter, as such Pipeline Base Tariff may be revised pursuant to Section 3(a)(iii). The “Minimum Capacity Commitment” means an amount equal to 40,000 bpd, as such amount may be adjusted pursuant to Section 3(a)(iv)(D).
(ii)    Applicable Tariffs. HFRM will pay the Pipeline Base Tariff for all quantities of Crude Oil transported on the Pipeline System in each Contract Quarter during the Term up to and including the Pipeline Incentive Tariff Threshold, and shall pay the Pipeline Incentive Tariff for all quantities in excess of the Pipeline Incentive Tariff Threshold transported on the Pipeline System during such Contract Quarter.
(iii)    FERC Oil Pipeline Index Adjustment of Tariffs.
(A)    The Pipeline Base Tariff and Pipeline Incentive Tariff shall be adjusted on July 1 of each index year during the Term commencing on July 1, 2014, by an amount equal to the percentage change, if any, between the two (2) immediately preceding index years, in the Federal Energy Regulation Commission Oil Pipeline

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Index (the “FERC Oil Pipeline Index”); provided, however, that if the percentage change, if any, between the two (2) immediately preceding index years in the FERC Oil Pipeline Index is negative, then there will be no change to the Pipeline Base Tariff or Pipeline Incentive Tariff.
(B)    If the FERC Oil Pipeline Index is no longer published, HFRM and HEP Operating shall negotiate in good faith to agree on a new index (as applicable) that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Pipeline Base Tariff and the Pipeline Incentive Tariff. If HFRM and HEP Operating are unable to agree, a new index will be determined by binding arbitration in accordance with Section 13(e), and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Pipeline Base Tariff and Pipeline Incentive Tariff.
To evidence the Parties’ agreement to each adjusted Pipeline Base Tariff and Pipeline Incentive Tariff, the Parties may, but shall not be required to, execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. If executed, such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety, after its date of effectiveness.
(iv)    Option to Increase Minimum Capacity Commitment Following the Initial Period. At the end of the Initial Period and once-a-year thereafter during the Term, HFRM shall have the option to increase (but not decrease) the Minimum Capacity Commitment applicable to the remainder of the Term, which option may be exercised as follows:
(A)    HFRM may initiate the process by which it will exercise its option by delivering to HEP Operating a written request for a statement of HEP Operating’s good faith estimate of the total uncommitted pipeline capacity for the Pipeline System that will be available for the remaining Term (a “Capacity Estimate”), which request must be made, (i) in the case of the election available at the end of the Initial Term, no later than the one hundred twentieth (120th) day before the end of the Initial Period, and (ii) in the case of the election available at the end of each twelve (12) month period following the end of the Initial Term (each a “Subsequent Year”), the one-hundred twentieth (120) day before the end of such Subsequent Year.
(B)    HEP Operating must respond to each request with a written Capacity Estimate within ten (10) days of HEP’s receipt of such request.
(C)    To exercise its option, HFRM must provide HEP Operating a written notice of exercise (an “Exercise Notice”) no later than ninety (90) days prior to the end of the Initial Period or Subsequent Year (as applicable), which Exercise Notice must contain the amount (stated in bpd) by which HFRM desires to increase the Minimum Capacity Commitment for the next occurring Subsequent Year and the remainder of the Term. The amount of increase for which HFRM may exercise this

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option may not exceed the available uncommitted pipeline capacity for the Pipeline System as stated in the Capacity Estimate. If no written Exercise Notice is received by such ninetieth (90th) day, then HFRM will be deemed to have waived its option, though such waiver shall not preclude HFRM from exercising its option in Subsequent Years according the process set forth in this Section 3(a)(iv).
(D)    If HFRM timely exercises its option at the end of the Initial Period or a Subsequent Year in accordance with this Section 3(a)(iv), then, with respect to the next Subsequent Year and the remainder of the Term thereafter:
(1)    the Minimum Capacity Commitment shall be increased by the amount specified in the Exercise Notice; and
(2)    the Minimum Pipeline Throughput shall be increased by an amount equal to the increase in the Minimum Capacity Commitment.
For Example, if HFRM exercises its option at the end of the Initial Period to increase the Minimum Capacity Commitment from 40,000 bpd to 50,000 bpd (a 25% increase), then the Minimum Pipeline Throughput shall be increased to equal 50,000 bpd (a 25% increase). This will have the effect of increasing the Minimum Pipeline Revenue Commitment by the operation of Section 3(a)(i).
(v)    Third Party Shipping. During the Initial Period, HFRM shall have the exclusive right to utilize the entire capacity of the Pipeline System. After the end of the Initial Period, if HEP Operating contracts with third parties to ship Crude Oil on the Pipeline System thereafter during the Term, subject to the terms of this Agreement, then HEP Operating may not charge any such third party transportation services fees, throughput fees, or other fees that are equal to or less on a per barrel basis (taking into account all applicable incentive tariffs and surcharges) than those charged to HFRM under this Agreement unless such third party agrees to minimum volume and revenue commitments equal to or in excess of those to which HFRM is subject hereunder. In the event that a third party with whom HEP has contracted agrees to minimum volume and revenue commitments that are equal to those to which HFRM is subject hereunder, and the transportation services fees, throughput fees, or other fees are less on a per barrel basis (taking into account all applicable incentive tariffs and surcharges) than those charged to HFRM under this Agreement, then the tariff rates charged to HFRM under this Agreement shall be automatically reduced to be equal to such third party tariff rates.
(vi)    Reduction for Non-Force Majeure Operational Difficulties. If HFRM is unable to transport on the Pipeline System the volumes of Crude Oil required to meet the Minimum Pipeline Revenue Commitment for a particular Contract Quarter as a result of HEP Operating’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Pipeline Throughput, then the Minimum Pipeline Revenue Commitment applicable to the Contract Quarter during which HFRM is unable to transport such volumes of Crude Oil will be reduced by an amount equal to: (A) the volume of Crude Oil that HFRM was unable to transport on the Pipeline System (but not to exceed the

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Minimum Pipeline Throughput), as a result of HEP Operating’s operational difficulties, prorationing or inability to provide sufficient capacity on the Pipeline System to achieve the Minimum Pipeline Throughput, multiplied by (B) the Pipeline Base Tariff. This Section 3(a)(v) shall not apply in the event HEP Operating gives notice of a Force Majeure event in accordance with Section 5, in which case the Minimum Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 5.
(vii)    Pro-Rationing for Partial Periods. Notwithstanding the other portions of this Section 3(a), in the event that the Commencement Date is any date other than the first day of a Contract Quarter, then the Minimum Pipeline Revenue Commitment, Minimum Pipeline Throughput, and Pipeline Incentive Tariff Threshold for the initial partial Contract Quarter shall be prorated based upon the number of days actually in such partial Contract Quarter. Similarly, notwithstanding the other portions of this Section 3(a), if the end of the Term is on a day other than the last day of a Contract Quarter, then the Minimum Pipeline Revenue Commitment, Minimum Pipeline Throughput, and Pipeline Incentive Tariff Threshold for the final partial Contract Quarter shall be prorated based upon the number of days actually in such partial Contract Quarter.
(b)    Measurement of Shipped Volumes. Quantities shipped on the Pipeline System and subject to the tariffs, charges and other fees provided for in this Agreement shall be determined by measuring volumes of Crude Oil injected into the Centurion Pipeline at Centurion’s Artesia station, and injected into the Plains Pipeline at HEP Operating’s Bisti station. For the avoidance of doubt, quantities of Crude Oil that are shipped on the Pipeline System but that do not reach the injection points for the Centurion Pipeline or the Plains Pipeline will not be subject to the tariffs, charges and other fees provided for in this Agreement and will not count towards the satisfaction of the Minimum Pipeline Throughput, though such quantities may be subject to tariffs, charges and fees under the Crude Agreement or other applicable agreements. For the avoidance of doubt, the tariffs, charges and other fees to be charged for shipments on the Pipeline System as of the date of this Agreement are set forth on Exhibit D.
(c)    Volumetric Gains and Losses; Line Fill; High-API Oil Surcharge. HFRM shall, during the Term, (i) absorb all volumetric gains in the Pipeline System, and (ii) be responsible for all volumetric losses in the Pipeline System up to a maximum of 0.5%. HEP Operating shall be responsible for all volumetric losses in excess of 0.5% in the Pipeline System during the Term. Volumetric gains and losses shall be calculated and measured in a manner consistent with how and when gains and losses are calculated in the Crude Agreement. HFRM shall be responsible for line fill by pipeline segment in accordance with HEP’s policies for each segment as published on the Partnership’s website from time to time. In the event HFRM desires to ship Crude Oil on the Pipeline System with an API Gravity in excess of 50 degrees, HEP Operating may, in its sole discretion, (i) refuse to ship such Crude Oil, or (ii) ship such Crude Oil and charge HFRM a surcharge (the “High-API Surcharge”) equal to the increased expenses (or lower revenues) or capital costs, as a direct result thereof, as agreed upon by the Parties. If the Parties are unable to agree upon the High-API Surcharge, the High-API Surcharge will be determined by binding arbitration in accordance with Section 13(e) of this Agreement. Any amounts paid by HFRM as a High-API Surcharge shall not count towards satisfaction of any Minimum Revenue Commitment.

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

(d)    Obligations of HEP Operating. During the Term and subject to the terms and conditions of this Agreement, including Section 13(b), HEP Operating agrees to:
(i)    own or lease, operate and maintain (directly or through a subsidiary) the Pipeline System and all related assets necessary to handle the Crude Oil from HFRM;
(ii)     make available to HFRM’s use the capacity of the Pipeline System of at least the Minimum Capacity Commitment;
(iii)    provide the services required under this Agreement and perform all operations relating to the Pipeline System including, but not limited to, interaction with third party pipelines;
(iv)    maintain adequate property and liability insurance covering the Pipeline System and any related assets owned by HEP Operating and necessary for the operation of the Pipeline System; and
(v)    at the request of HFRM, and subject in any case to any applicable common carrier proration duties and commitments to other third-party shippers, use commercially reasonable efforts to transport on the Pipeline System for HFRM each month during the Term the quantity of Crude Oil that HFRM designates from time to time, but in no event less than the Minimum Capacity Commitment.
In addition, following the Commencement Date, HEP Operating agrees, for no additional fees, to provide storage services of up to 70,000 barrels with regard to Crude Oil shipped using the Pipeline System (30,000 barrels at the Whites City Road Station and 40,000 barrels at the Beeson Station) and provide Crude Oil blending services at the HEP Operating Artesia Station to the specifications of HFRM, as such specifications may be adjusted from time to time. Notwithstanding the first sentence of this Section 3(d), subject to Section 13(b) of this Agreement and Article V of the Omnibus Agreement, HEP Operating is free to sell any of its assets, including assets that provide services under this Agreement, and HFRM is free to merge with another entity and to sell all of its assets or equity to another entity at any time.
(e)    Drag Reducing Agents and Additives. If HEP Operating determines that adding drag reducing agents (“DRA”) to the Crude Oil is reasonably required to move Crude Oil in the quantities necessary to meet HFRM’s schedule or as may be otherwise be required to safely move such quantities of Crude Oil or that additives should be used in the operation of the Pipeline System, HEP Operating shall provide HFRM with an analysis of the proposed cost and benefits thereof. In the event that HFRM agrees to use such additives as proposed by HEP Operating, HFRM shall reimburse HEP Operating for the costs of adding any DRA or additives to the Crude Oil. If HEP Operating reasonably determines that additives or chemicals must be added to any of the Pipeline System to prevent or control internal corrosion of the pipe, then HFRM shall reimburse HEP Operating for the direct cost of the chemical and associated injection equipment.
(f)    Change in the Direction; Product Service or Origination and Destination of the Pipeline System. Without HFRM’s prior written consent, HEP Operating shall not (i) reverse the

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direction of the Pipeline System; (ii) change, alter or modify the product service of the Pipeline System; or (iii) change, alter or modify the origination or destination of the Pipeline System; provided, however, that HEP Operating may take any necessary emergency action to prevent or remedy a release of Crude Oil from the Pipeline System without obtaining the consent required by this Section 3(f). HFRM shall have the right to reverse the direction of any segment of the Pipeline System where it is the sole shipper of Crude Oil if, in each case, HFRM agrees to (1) reimburse HEP Operating for the additional costs and expenses incurred by HEP Operating as a result of such change in direction (both to reverse and re-reverse); (2) reimburse HEP Operating for all costs arising out of HEP Operating’s inability to perform under any transportation service contract due to the reversal of the direction of the Pipeline System; and (3) pay the Pipeline Base Tariff and Pipeline Incentive Tariff set forth on Schedule I, as it may be amended from time-to-time in accordance with this Agreement, for any such flow reversal, regardless of whether the Crude Oil shipped in such manner reaches an injection point for the Centurion Pipeline or Plains Pipeline.
(g)    Notification of Utilization. Upon request by HEP Operating, HFRM will provide to HEP Operating written notification of HFRM’s reasonable good faith estimate of their anticipated future utilization of the Pipeline System as soon as reasonably practicable after receiving such request.
(h)    Scheduling and Accepting Movement. HEP Operating will use its reasonable commercial efforts to schedule movement and accept movements of Crude Oil in a manner that is consistent with the historical dealings between the Parties and their Affiliates, as such dealings may change from time to time.
(i)    Taxes. HFRM will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil handled by HFRM for transportation by HEP Operating. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 3(i) the proper Party shall promptly reimburse the other Party therefor.
(j)    Timing of Payments. HFRM will make payments to HEP Operating by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by HEP Operating under this Agreement in the prior month. Payments not received by HEP Operating on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
(k)    Increases in Tariff Rates. If new Applicable Laws are enacted that require HEP Operating to make capital expenditures with respect to the Pipeline System, HEP Operating may amend the Pipeline Base Tariff and the Pipeline Incentive Tariff in order to recover HEP Operating’s cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return). HFRM and HEP Operating shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If HFRM and HEP Operating are unable to agree on the amount of the new tariff rates that HEP Operating will charge, such tariff rates will be determined by binding arbitration in accordance with Section 13(e). Schedule I or any

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other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 3(k).
(l)    Additional Applicable Tariff. The Parties hereby acknowledge that the tariffs under this Agreement are in addition to tariffs applicable to volumes shipped on the Devon Lease Connections under the Crude Agreement.
(m)    No Guaranteed Minimum Shipments. Notwithstanding anything to the contrary set forth in this Agreement, there is no requirement that HFRM deliver any minimum quantity of Crude Oil for transport on the Pipeline System, it being understood that HFRM’s obligation for failing to ship sufficient quantities of Crude Oil on the Pipeline System to satisfy the Minimum Pipeline Revenue Commitment is to make Deficiency Payments as provided in Section 10.
Section 4.    Agreement to Remain Shipper
With respect to any Crude Oil that is transported in the Pipeline System by HFRM, HFRM agrees that it will continue acting in the capacity of the shipper of any such Crude Oil for its own account at all times that such Crude Oil is being transported in the Pipeline System.
Section 5.    Force Majeure
In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 5 for a period of more than thirty (30) consecutive days shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. HFRM will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents HEP Operating or HFRM from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by HEP Operating or HFRM by providing written notice thereof to the other Party.
Section 6.    Agreement Not to Challenge Tariffs
HFRM agrees to any tariff rate changes for the Pipeline System in accordance with this Agreement. HFRM agrees (a) not to challenge, nor to cause their Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of HEP Operating that HEP Operating has filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Crude Oil on the Pipeline System, and

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(b) not to protest or file a complaint, nor cause their Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that HEP Operating has made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Crude Oil on the Pipeline System in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.
Section 7.    Effectiveness and Term
This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on the day that is ten years from the Commencement Date, unless extended by written mutual agreement of the Parties or as set forth in Section 8 (the “Term”). The Party(ies) desiring to extend this Agreement pursuant to this Section 7 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.
Section 8.    Right to Enter into a New Agreement
(a)    In the event that HFRM provides prior written notice to HEP Operating of the desire of HFRM to extend this Agreement by written mutual agreement of the Parties pursuant to Section 7, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then HEP Operating shall have the right to negotiate to enter into one or more throughput or transportation services agreements for HFRM’s Minimum Capacity Commitment for the Pipeline System with one or more third parties to begin after the date of termination, provided, however, that until the end of one year following termination without renewal of this Agreement, HFRM will have the right to enter into a new throughput or transportation services agreement with HEP Operating with respect to its Minimum Capacity Commitment on the date of termination on commercial terms that substantially match the terms upon which HEP Operating propose to enter into an agreement with a third party for similar services with respect to all or a material portion of such capacity of the Pipeline System. In such circumstances, HEP Operating shall give HFRM forty-five (45) days prior written notice of any proposed new pipelines throughput agreement with a third party, and such notice shall inform HFRM of the fee schedules, tariffs, duration and any other material terms of the proposed third party agreement and HFRM shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or HFRM shall lose the rights specified by this Section 8(a) with respect to the capacity that is the subject of such notice.
(b)    In the event that HFRM fails to provide prior written notice to HEP Operating of the desire of HFRM to extend this Agreement by written mutual agreement of the Parties pursuant to Section 7, HEP Operating shall have the right, during the period from the date of HFRM’s failure to provide written notice pursuant to Section 7 to the date of termination of this Agreement, to negotiate to enter into one or more throughput or transportation services agreements for HFRM’s

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Minimum Capacity Commitment for the Pipeline System with one or more third parties to begin after the date of termination; provided, however, that at any time during the twelve (12) months prior to the expiration of the Term, HFRM will have the right to enter into a new pipelines throughput agreement with HEP Operating with respect to its existing Minimum Capacity Commitment at such time on commercial terms that substantially match the terms upon which HEP Operating proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of such capacity on the Pipeline System. In such circumstances, HEP Operating shall give HFRM forty-five (45) days prior written notice of any proposed new pipelines throughput agreement with a third party, and such notice shall inform HFRM of the fee schedules, tariffs, duration and any other material terms of the proposed third party agreement and HFRM shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or HFRM shall lose the rights specified by this Section 8(b) with respect to the capacity that is the subject of such notice.
Section 9.    Notices
(a)    Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to HFRM:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: President
Email address: president@hollyfrontier.com

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with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollyfrontier.com

Notices to HEP Operating:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: President
Email address: president@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: general.counsel@hollyenergy.com

(b)    Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.
Section 10.    Deficiency Payments
(a)    Following the Commencement Date, as soon as practicable following the end of each Contract Quarter under this Agreement, HEP Operating shall deliver to HFRM a written notice (the “Deficiency Notice”) detailing any failure of HFRM to meet its minimum revenue commitment obligations under Section 3(a)(i); provided, however, that HFRM’s obligations pursuant to the Minimum Pipeline Revenue Commitment shall be assessed on a quarterly basis for the purposes of this Section 10. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that HEP Operating believes would have been paid by HFRM to HEP Operating if HFRM had complied with its minimum revenue commitment obligations pursuant to Section 3(a)(i) (the “Deficiency Payment”). HFRM shall pay the Deficiency Payment to HEP Operating upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.

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(b)    If HFRM disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to HEP Operating, if any, HFRM shall send written notice thereof regarding the disputed portion of the Deficiency Payment to HEP Operating and a senior officer of HollyFrontier (on behalf of HFRM) and a senior officer of the Partnership (on behalf of HEP Operating) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, HFRM shall have access to the working papers of HEP Operating relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following HFRM’s receipt of the Deficiency Notice, HFRM and HEP Operating shall, within forty-five (45) days following HFRM’s receipt of the Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 13(e).
(c)    If it is finally determined pursuant to this Section 10 that HFRM is required to pay any or all of the disputed portion of the Deficiency Payment, HFRM shall promptly pay such amount to HEP Operating, together with interest thereon at the Prime Rate, in immediately available funds.
(d)    The fact that HFRM has exceeded or fallen short of the Minimum Pipeline Revenue Commitment with respect to any Contract Quarter shall not be considered in determining whether HFRM meets, exceeds or falls short of the Minimum Pipeline Revenue Commitment with respect to any other Contract Quarter, and the amount of any such excess or shortfall shall not be counted towards or against the Minimum Pipeline Revenue Commitment with respect to any other Contract Quarter.
Section 11.    Right of First Refusal. The Parties acknowledge the right of first refusal of HollyFrontier with respect to the Pipeline System as provided in the Omnibus Agreement.
Section 12.    Limitation of Damages.
(a)    NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, OR IN CONNECTION WITH A CLAIM FOR INDEMNIFICATION UNDER THIS SECTION 12 SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT,

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.
(b)    HFRM shall indemnify, defend, and hold harmless HEP Operating and its Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by HEP Operating and its Affiliates to the extent resulting or arising from, or attributable to, acts or omissions of HFRM and its Affiliates in connection with the performance of HFRM’s obligations under this Agreement that constitute negligence.
(c)    HEP Operating shall indemnify, defend, and hold harmless HFRM and its Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by HFRM and its Affiliates, including loss of Crude Oil from the Pipeline System, to the extent resulting or arising from, or attributable, to (i) events and conditions associated with the operation of the Pipeline System, or (ii) acts or omissions of HEP Operating and its Affiliates in connection with the performance of HEP Operating’s obligations under this Agreement that constitute negligence; provided, however, that, with respect to loss of Crude Oil from the Pipeline System, HEP Operating will only be liable for losses in excess of 1,000 barrels with respect to each individual incident of Crude Oil loss.
Section 13.    Miscellaneous
(a)    Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, after its date of effectiveness, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

(b)    Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, HFRM, HEP Operating and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of HFRM (in the case of any assignment by HEP Operating) or HEP Operating (in the case of any assignment by HFRM), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Operating without HFRM’s consent, (ii) HFRM may make such an assignment (including a pro rata partial assignment) to an Affiliate of HFRM without HEP Operating’s consent, (iii) HFRM may make a collateral assignment of its rights and obligations hereunder and/or grant a security interest in its rights and obligations hereunder, and HEP Operating shall execute an acknowledgement of such collateral assignment in such form as may from time-to-time be reasonably requested, and (iv) HEP Operating may make a collateral assignment of its rights hereunder and/or grant a security interest in its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without HFRM’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to HFRM a non-disturbance agreement in such form as is reasonably satisfactory to HFRM and such third party lender, debt holder or trustee, and HFRM executes an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.
(c)    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
(d)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(e)    Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of HFRM, HEP Operating or any of their Affiliates and (ii) have not less than seven (7) years’ experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. HFRM, HEP Operating and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between HFRM, HEP Operating or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
(f)    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
(g)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(h)    Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
Section14.    Guarantee by HollyFrontier
(a)    Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating the punctual and complete payment in full when due of all amounts due from HFRM under this Agreement (collectively, the “HFRM Payment Obligations”). HollyFrontier agrees that HEP Operating shall be entitled to enforce directly against HollyFrontier any of the HFRM Payment Obligations.
(b)    Guaranty Absolute. HollyFrontier hereby guarantees that the HFRM Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment,

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
(i)    any assignment or other transfer of this Agreement or any of the rights thereunder of HEP Operating;
(ii)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;
(iii)    any acceptance by HEP Operating of partial payment or performance from HFRM;
(iv)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HFRM or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;
(v)    any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
(vi)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFRM Payment Obligations or otherwise.
(c)    Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFRM Payment Obligations and any requirement for HEP Operating to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HFRM, any other entity or any collateral.
(d)    Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by HFRM, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HFRM for any payments made by HollyFrontier under this Section 14, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HFRM during any period of default or breach of this Agreement by HFRM until such time as there is no current or ongoing default or breach of this Agreement by HFRM.

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

(e)    Reinstatement. The obligations of HollyFrontier under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFRM Payment Obligations is rescinded or must otherwise be returned to HFRM or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HFRM or such other entity, or for any other reason, all as though such payment had not been made.
(f)    Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HFRM Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Operating and its respective successors, transferees and assigns.
(g)    No Duty to Pursue Others. It shall not be necessary for HEP Operating (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP Operating), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against HFRM or others liable on the HFRM Payment Obligations or any other person, (ii) enforce HEP Operating’s rights against any other guarantors of the HFRM Payment Obligations, (iii) join HFRM or any others liable on the HFRM Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to HEP Operating against any security which shall ever have been given to secure the HFRM Payment Obligations, or (v) resort to any other means of obtaining payment of the HFRM Payment Obligations.
Section 15.    Guarantee by the Partnership.
(a)    Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HFRM the punctual and complete payment in full when due of all amounts due from HEP Operating under this Agreement (collectively, the “HEP Operating Payment Obligations”) and the punctual and complete performance of all other obligations of HEP Operating under this Agreement (collectively, the “HEP Operating Performance Obligations”, together with the HEP Operating Payment Obligations, the “HEP Operating Obligations”). The Partnership agrees that HFRM shall be entitled to enforce directly against the Partnership any of the HEP Operating Obligations.
(b)    Guaranty Absolute. The Partnership hereby guarantees that the HEP Operating Payment Obligations will be paid, and the HEP Performance Obligations will be performed, strictly in accordance with the terms of this Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment and performance, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
(i)    any assignment or other transfer of this Agreement or any of the rights thereunder of HFRM;
(ii)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

(iii)    any acceptance by HFRM of partial payment or performance from HEP Operating;
(iv)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Operating or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;
(v)    any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
(vi)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Operating Obligations or otherwise.
(c)    Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Operating Payment Obligations and any requirement for HFRM to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Operating, any other entity or any collateral.
(d)    Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Operating, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Operating for any payments made by the Partnership under this Section 15, and each of the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Operating during any period of default or breach of this Agreement by HEP Operating until such time as there is no current or ongoing default or breach of this Agreement by HEP Operating.
(e)    Reinstatement. The obligations of the Partnership under this Section 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Operating Payment Obligations is rescinded or must otherwise be returned to HEP Operating or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Operating or such other entity, or for any other reason, all as though such payment had not been made.

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

(f)    Continuing Guaranty. This Section 15 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment and/or performance in full of all of the HEP Operating Payment Obligations, (ii) be binding upon the Partnership and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by HFRM and their respective successors, transferees and assigns.
(g)    No Duty to Pursue Others. It shall not be necessary for HFRM (and the Partnership hereby waives any rights which the Partnership may have to require HFRM), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against HEP Operating or others liable on the HEP Operating Obligations or any other person, (ii) enforce HFRM’ rights against any other guarantors of the HEP Operating Obligations, (iii) join HEP Operating or any others liable on the HEP Operating Obligations in any action seeking to enforce this Section 15, (iv) exhaust any remedies available to HFRM against any security which shall ever have been given to secure the HEP Operating Obligations, or (v) resort to any other means of obtaining payment of the HEP Operating Obligations.
[Remainder of page intentionally left blank. Signature pages follow.]

TRANSPORTATION SERVICES AGREEMENT (MALAGA)

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above to be effective as of the Effective Time.

HEP OPERATING:

Holly Energy Partners-Operating, L.P.

By:	/s/ Bruce R. Shaw
Bruce R. Shaw
President

HFRM:

HollyFrontier Refining & Marketing LLC

By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer and President

[Signature Page 1 of 2 to the Transportation Services Agreement (Malaga)]

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 10(b)
AND Section 14:

HOLLYFRONTIER CORPORATION

By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 10(b)
AND Section 15:

HOLLY ENERGY PARTNERS, L.P.

By:    HEP Logistics Holdings, L.P.,
its General Partner

By:    Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ Bruce R. Shaw
Bruce R. Shaw
President

[Signature Page 2 of 2 to the Transportation Services Agreement (Malaga)]

Appendix A
Definitions
“Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, HFRM, on the one hand, and HEP Operating, on the other hand, shall not be considered affiliates of each other.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“API Gravity” means American Petroleum Institute index of specific gravity of a liquid petroleum expressed as degrees, as such index would be calculated on the date hereof.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between HFRM and HEP Operating, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“Beeson to Plains Pipeline System” has the meaning set forth in the recitals to this Agreement.
“bpd” means barrels per day.
“Centurion Pipeline” means that certain 10” pipeline system operated by Centurion Pipeline L.P. and originating from Centurion’s Artesia Station located within Township 18S and Range 27E, approximately 1 mile south of HEP Operating’s Abo Station.
“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including

Appendix A-1

those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Commencement Date” means the date on which, in the reasonable opinion of HEP Operating, the Pipeline System is available for service and operating as expected in delivering Crude Oil, which date has been specified in written notice from HEP Operating to HFRM at least 60 days prior to such Commencement Date; provided, however, that if the Pipeline System is, in the discretion of HEP Operating, substantially complete, then the parties may agree in writing to a commencement date prior to the Pipeline System being fully completed.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.
“Crude Agreement” means the Second Amended and Restated Crude Pipelines and Tankage Agreement, dated as of the date hereof, by and among HFRM, HEP Operating and certain other Affiliates of HFRM and HEP Operating, as the same may be amended from time-to-time.
“Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids, gasoline, kerosene, ethanol, naphtha, gas oil, LEF (lube extraction feedstocks), diesel fuel or any other refined products.
“Devon” means Devon Energy Production Company, L.P., and its Affiliates.
“Effective Time” means 12:01 a.m., Dallas, Texas time, on June 1, 2013.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“HEP Operating” has the meaning set forth in the preamble to this Agreement.

Appendix A-2

“HFRM” has the meaning set forth in the preamble to this Agreement.
“HollyFrontier” means HollyFrontier Corporation, a Delaware corporation.
“Initial Period” means the period beginning on the Commencement Date through and including final day of the 20th full Contract Quarter following the Commencement Date.
“Minimum Pipeline Throughput” means 40,000 bpd of Crude Oil, in the aggregate, on average, for each Contract Quarter, as such amount may be adjusted by the terms of this Agreement, including Section 3(a)(iv)(D).
“Omnibus Agreement” means the Eighth Amended and Restated Omnibus Agreement, dated as of the date hereof, by and among HollyFrontier, the Partnership and certain of their respective subsidiaries.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline Base Tariff” means the amount set forth as such on Schedule I attached hereto, as the same may be adjusted by the terms of this Agreement, including Section 3(a)(iii).
“Pipeline Incentive Tariff” means the amount set forth as such on Schedule I attached hereto, as the same may be adjusted by the terms of this Agreement, including Section 3(a)(iii).
“Pipeline Incentive Tariff Threshold” means 40,000 bpd of Crude Oil, in the aggregate, on average, for each Contract Quarter, as the same may be adjusted by the terms of this Agreement, including Section 3(a)(iv)(D).
“Plains Pipeline” means that certain sixteen inch diameter pipeline operated by Plains All American Pipeline, L. P. and located in Lea County, New Mexico and which crosses the HEP Anderson Ranch gathering system in Township 18 South, Range 32 East.
“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
“Whites City to Artesia Station System” has the meaning set forth in the recitals to this Agreement.

Appendix A-3

In addition, the following terms have the meanings given to them in the Sections indicated in the following table:

Term	Section
Capacity Estimate	Section 3(a)(iv)
Claimant	Section 13(e)
Construction Projects	Section 1
Deficiency Notice	Section 10(a)
Deficiency Payment	Section 10(a)
Devon Lease Connections	Section 1
DRA	Section 3(e)
Exercise Notice	Section 3(a)(iv)(C)
FERC Oil Pipeline Index	Section 3(a)(iii)(B)
Force Majeure Notice	Section 5
HEP Operating Payment Obligations	Section 15(a)
HFRM Payment Obligations	Section 14(a)
High-API Surcharge	Section 3(c)
Minimum Capacity Commitment	Section 3(a)(i)
Minimum Pipeline Revenue Commitment	Section 3(a)(i)
Pipeline System	Recitals
Refund	Section 10(c)
Respondent	Section 13(e)
Subsequent Year	Section 3(a)(iv)(A)
Term	Section 7

Appendix A-4

EXHIBIT A
Map of Pipeline System and Pipeline System Capacity by Segment
See attached

Exhibit A

Exhibit A

EXHIBIT B
Construction Projects

1.	Whites City Road Station

a.
Build station at the intersection of the idle 8” pipe and Whites City County Road (coordinates _32 03’ 52.53” Lot _104 08’ 05.11” _ Long). This station should include 30,000 barrels of tankage for crude to be injected into the 8” headed north. The amount of property to be leased or purchased will be sufficient to install up to 5 crude truck off-loading LACTS and their associated tanks.

2.	HEP Artesia Station

a.	Reactivate 8” Malaga Pipeline from the Whites City Road Station to the existing 30,000 barrel tank at Artesia Station.

b.	Tie-in Millman Station and Devon Parkway sweet crude deliveries into the Artesia Station 30,000 barrel tank.

c.	Sweet crude oil deliveries out of Artesia Station tank will be connected for delivery to Abo station.

d.	Build connecting 8” line between the 8” Malaga line and Artesia Station for receipts of sweet crude originating from the Whites City Station.

e.	Devon Parkway barrels will be connected into and delivered to the Artesia Station sweet tank.

f.	Build 6” connecting pipeline approximately 6 miles to receive sweet barrels from the Devon Parkway into existing Millman System.

g.	Build truck off loading facility at Millman Station.

3.	HEP Beeson Station and Bisti Delivery

a.	Build approximately 40,000 barrels of tankage at Beeson Station to receive sweet crude.

b.	Build 6” pipeline (approximately 12 miles) to receive sweet barrels from the Devon Hackberry field.

c.
Build 6” connecting pipeline from Beeson station to connect into Anderson Ranch pipe (approximately 4 miles). This connection will be made to deliver sweet barrels through the Anderson Ranch pipe and deliver into the tank at the Beeson Station.

Exhibit B-1

d.	Install pumping capacity necessary for delivery into Plains Pipeline at Bisti (rate to be determined).

4.	Build NM sweet truck off-loading station at Whites City station.*

5.	Build new sweet off-loading station at Artesia Station.*
* HEP Operating will manage and construct (4) and (5) above and be reimbursed by HFRM for the costs of managing and constructing (4) and (5). HEP Operating will at all times be the owner of (4) and (5), including during the period of construction.

Exhibit B-2

EXHIBIT C
Devon Lease Connections

Battery Name	Field Name	Location	Status
Diamond	Parkway	32.6519528 N 104.0701295 W	Producing
Emerald	Parkway	32.6525348 N 104.1045269 W	Producing
Beryl	Parkway	32.6109502 N 104.0829194 W	Producing
Onyx	Parkway	32.638176 N 104.093915 W	Producing
Coral	Parkway	32.6253952 N 104.0745216 W	Producing
Turquoise	Parkway	32.6365513 N 104.0701851 W	Producing
Agate	Parkway	32.6520074 N 104.0873003 W	Producing
Jasper	Parkway	32.623619 N 104.090791 W	Producing
Beetle Juice 19 Fed #1H	Hackberry	32° 39' 7.41" N 103° 54' 4.05" W	Producing
Beetle Juice 19 Fed #3H	Hackberry	32° 39' 9.054" N 103° 54' 43.471" W	Producing
Capella 14 Fed #1H	Hackberry	32° 40' 0.638" N 103° 50' 4.152" W	Producing
Strawberry 7 Fed #2	Hackberry	32° 40' 43" N 103° 54' 20.8" W	Producing
Strawberry 7 Fed #4	Hackberry	32° 40' 6.93" N 103° 54' 4.28" W	Producing
Sirius 17 Fed #1H	Hackberry	32° 39' 59.165" N 103° 54' 2.605" W	Producing
Sirius 17 Fed #2H	Hackberry	32° 39' 47.98" N 103° 53' 2.44" W	Producing
Sirius 17 Fed #3H	Hackberry	32° 39' 30.98" N 103° 53' 56.18" W	Producing
Arcturus 18 Fed #1H	Hackberry	32° 39' 59.66"N 103° 54' 2.607" W	Producing
Arcturus 18 Fed #3H	Hackberry	32° 39' 23.058" 103° 54' 57.028" W	Producing
Rigel 20 Fed Com #1H	Hackberry	32° 39' 7.185" N 103° 53' 56.214" W	Producing
Rigel 20 Fed Com #3H	Hackberry	32° 38' 36.881" N 103° 53' 56.099" W	Producing
Regulus 26 Fed #1	Hackberry	32° 63' 76.832" N 103° 83' 24.245" W	Producing
Spica 25 Fed #1	Hackberry	32° 63' 76.834" N 103° 83' 22.620" W	Producing
Vega 29 Fed Com #1	Hackberry	32° 63' 77.726" N 103° 88' 57.377" W	Producing
Serene Sisters 25 Fed #1H	Hackberry	32° 43' 31.099" N 103° 49' 3.506" W	Producing
Serene Sisters 25 Fed #3H	Hackberry	32° 42' 42.721" N 103° 49' 32.488" W	Producing

Exhibit C

EXHIBIT D
Tariff Rates and other Fees
Shipments on the following segments of the Pipeline System will be charged the then-current tariff and fees under this Agreement:

•	Whites City Station to the Centurion Pipeline L.P. Artesia Station

•	HEP Operating’s Artesia Station to the Centurion Pipeline L.P. Artesia Station

•	Beeson Station to Plains Pipeline
Shipments on any other segments of the Pipeline System will be charged the then-current tariff and fees under the Crude Agreement.

Exhibit D

SCHEDULE I
PIPELINE TARIFFS

Pipeline Base Tariff
$0.51 per barrel

Pipeline Incentive Tariff
$0.30 per barrel

Schedule I